UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Energy, Inc.
(Exact name of registrant as specified in its charter)

Montana	27-0573782
(State of incorporation or organization)	(I.R.S. Employer Identification Number)
1 First Avenue South, Great Falls, Montana 59401
(Address of principal executive offices including zip code)

If this form relates to the
registration of a class of securities
pursuant to Section 12(b) of the
Exchange Act and is effective
pursuant to General Instruction
A.(c), please check the following
box. ☑	If this form relates to the
registration of a class of securities
pursuant to Section 12(g) of the
Exchange Act and is effective
pursuant to General Instruction
A.(d), please check the following
box. ☐
Securities Act registration statement file number to which this form relates: 033-01672
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

COMMON STOCK	NYSE AMEX EXCHANGE
Securities to be registered pursuant to Section 12(g) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

NONE

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
General
Our articles of incorporation provide that we are authorized to issue 15.0 million shares of common stock, par value $0.15 per share, and 1.5 million shares of preferred stock, par value $0.15 per share.
Voting Rights
The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders, including the election of directors. Cumulative voting is permitted in the election of directors by multiplying the number of votes to which a shareholder is entitled by the number of directors to be elected and casting all such votes for one director nominee or distributing them among two or more director nominees. Except as otherwise expressly provided by Montana law, all matters to be decided by our stockholders will be decided by a plurality of the votes cast.
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.
Liquidation Rights
In the event of our liquidation, dissolution, or winding up, our common shareholders receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any preferred stock then outstanding.
Other
Our shares of common stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the board may designate and issue in the future. All of our outstanding shares of common stock are fully paid and non-assessable.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 17, 2009	ENERGY, INC.
	By:	/s/ Thomas J. Smith
Thomas J. Smith
Vice President and CFO